EXHIBIT 21.1

Direct an Indirect Subsidiaries of Resources Real Estate Opportunity REIT, Inc.

Resource Real Estate Opportunity OP, LP

RRE Opportunity Holdings, LLC

RRE 107th Avenue Holdings, LLC

RRE Westhollow Holdings, LLC

RRE Crestwood Holdings, LLC

RRE Iroquois Holdings, LLC